Exhibit 10.1

Revised April 29, 2013

April 10, 2013

Edward B. Brody

Separation Agreement and Release of Claims

Dear Ned:

This letter will serve as confirmation that you are resigning from your employment with AOL Inc. (together with its subsidiaries, merged entities, and affiliates, and its and their respective predecessor and successor entities, “AOL” or “the Company”). This Separation Agreement and Release of Claims (“Separation Agreement”), upon its effectiveness in accordance with Paragraph 14, will constitute the entire understanding and complete agreement between you and the Company regarding the terms of your separation from employment.

1. This confirms the resignation of your employment with the Company effective as of June 9, 2013 (your “Separation Date”). Effective as of the date of your notice of intention to resign on April 10, 2013 (the “Transition Date”), you are not expected to come to the office and you agree that you will only perform transition tasks or services as reasonably requested by the Company through your Separation Date. You will remain an employee of the Company through your Separation Date, and will continue to receive your base salary and benefits through your Separation Date. Effective as of the Transition Date, you (i) will no longer be an Executive Vice President of the Company; (ii) resign from any position as an officer and/or director of AOL Inc. and each and every of its direct and indirect subsidiaries and/or affiliates, and further agree to take any additional necessary steps that may be required in order to do so; and (iii) will have no authority to act as an agent or representative of the Company. If you obtain other employment with AOL prior to the end of your receipt of severance payments or benefits (as set forth in Paragraph 6), you will, as of your rehire date, cease receiving and be disqualified from receiving future severance payments and benefits under this Separation Agreement. If you are terminated for breach of your obligations in Paragraph 6, 7 or 8 of the Executive Employment Agreement between you and AOL dated June 22, 2012, as amended by the First Amendment dated February 14, 2013 (the “Employment Agreement”) or are otherwise terminated for “Cause” (as defined in the Employment Agreement) you will become ineligible to receive the payments and benefits under this Separation Agreement. You acknowledge and agree that no action taken by the Company pursuant to this Separation Agreement (including, without limitation, any diminution in your role with the Company during the time between your Transition Date and Separation Date) will constitute “Good Reason” as defined under your Employment Agreement.

2. On the next regularly scheduled pay date following your Separation Date, or sooner if state or local law requires, you will receive a check for all of your unpaid wages and any accrued, unused vacation or paid time off due through your Separation Date, less applicable deductions and withholdings.

3. Your medical, dental and vision benefits will continue through the end of the month in which your Separation Date occurs. The date of the qualifying event for purposes of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) shall be your Separation Date. You will receive separate information regarding your option to continue health benefits under COBRA after your Separation Date. Your Company-paid life insurance will continue through the end of the month in which your Separation Date occurs. All other Company-sponsored benefits will terminate on your Separation Date.

4. You must immediately return to the Company all Company property in your possession, including, but not limited to, your identification badge and SecurID, keys, computers, laptops, iPhones, iPads, corporate credit cards, pagers, telephones, parking permits and the original and all copies of any written, recorded, or computer readable information about Company practices, procedures, trade secrets, customer lists or product marketing associated with the Company’s business and any other information deemed proprietary or confidential in accordance with Company policies, your Confidentiality, Non-Competition and Proprietary Rights Agreement effective as of November 4, 2009 or any prior confidentiality agreements with Company (collectively, the “Confidentiality Agreement”). By signing this Separation Agreement, you represent that you have returned all Company confidential or proprietary information in your possession and that you took all reasonable steps to protect the confidentiality of such Company information during your employment. You agree that you are bound by (a) any legal holds that may apply to you, which includes providing AOL with access to Company email and any Company-owned information, even if on personal devices, (b) the terms of the Standards of Business Conduct through your Separation Date, and (c) your Confidentiality Agreement and relevant provisions of your Employment Agreement, which remain in full force and effect after your Separation Date and include, among other things, non-compete, non-solicit obligations and the continuing duty not to disclose Company confidential or proprietary information after your Separation Date. You acknowledge that the restrictive covenants in the Employment Agreement, Confidentiality Agreement and in this Separation Agreement are reasonable and enforceable. Additionally, as set forth in more detail under the terms of your Employment Agreement and Confidentiality Agreement, you specifically reaffirm, acknowledge and agree in this Separation Agreement that you will not perform any services or be employed by Time Warner, Inc., Yahoo!, Inc., Google Inc., Microsoft Corporation, IAC/Interactive Corp., News Corp, Facebook, Inc., LinkedIn Corporation, Yelp Inc. and Twitter Inc. or any of their respective subsidiaries, affiliates or successors, or other competitors as described in your Employment Agreement for the twelve (12) month period from your Separation Date, through and including June 9, 2014. You also specifically acknowledge and agree that you have and will continue to abide by your non-solicit, confidentiality and other obligations in your Employment Agreement and Confidentiality Agreement and that you have not retained and do not have custody or control of any AOL property or proprietary information of any kind in any form, or any copies thereof. You understand and acknowledge that the Company has relied upon your representations herein and that the return of Company property and your abiding by the non-compete, non-solicit, confidentiality, and other obligations in your Employment Agreement and Confidentiality Agreement are express conditions of this Separation Agreement.

5. In addition, under the terms and conditions as detailed in this Separation Agreement, the Company will agree to provide you the additional payments and benefits set forth herein and in Paragraph 6, which you acknowledge are payments and benefits to which you are otherwise not entitled, if you (a) sign this Separation Agreement and the Employment Resignation Certificate, attached as Appendix A thereto, within the time frame set forth in Paragraph 14, and both become effective and irrevocable in accordance with their terms prior to the sixtieth (60th) day following your Separation Date; and (b) earn such payments and benefits by fulfilling your representations, agreements, and commitments as set forth or referenced in this Separation Agreement. You may not sign the Employment Resignation Certification until after your Separation Date. If this Separation Agreement and Employment Resignation Certificate do not become effective and irrevocable prior to the sixtieth (60th) day following your Separation Date or you fail to fulfill your representations, agreements, and commitments as set forth or referenced in this Separation Agreement, the Company will have no obligation to make the payments in Paragraph 6 (other than COBRA to the extent required by law), and you will not be entitled to receive the additional payments and benefits. The date on which your Separation Agreement or Employment Resignation Certificate, as applicable, becomes effective and irrevocable is the “Effective Date” of your Separation Agreement or your Employment Resignation Certificate, as applicable, as set forth in Paragraph 14.

6. In addition, pursuant to the terms and conditions as described below, in exchange for your execution of this Separation Agreement and the Employment Resignation Certificate on or after the Separation Date (and each becoming effective and irrevocable prior to the sixtieth (60th) day following your Separation Date) and your compliance with the provisions listed in Paragraph 12 hereof, the Company will provide you with the following, certain of which are described in the Employment Agreement:

a)

An amount of $1,050,000.12, the equivalent of eighteen (18) months base salary, less applicable taxes and withholdings. This amount will be paid in a lump sum on the sixtieth (60th) day following your Separation Date. This payment will not be eligible for deferrals to Company’s 401(k) plan.

b)	Subject to the terms of Paragraph 4.B(i) of your Employment Agreement, provided the Company pays a bonus to eligible employees under the Company’s ABP for the year 2013, an amount equal to the Bonus (as defined in the Employment Agreement) you would have been eligible to receive under the ABP for the year 2013, if any, prorated from January 1, 2013 through your Separation Date, less applicable taxes and withholdings. This amount will be paid in a lump sum at the same time that continuing employees receive their ABP payment, if any, for the year 2013, but no later than March 15, 2014. This payment will not be eligible for deferrals to Company’s 401(k) plan.

c)	If you are eligible for and timely elect COBRA continuation coverage, the Company will pay, on an after-tax basis, the COBRA premium for you and your eligible dependents to continue group health benefits coverage under COBRA (based on your elected level of coverage as in effect immediately prior to your Separation Date) beginning the first day of the calendar month following your Separation Date and continuing for eighteen (18) months, or until such earlier date as you cease to be eligible for COBRA continuation coverage. After such time, you may, at your own expense, continue group medical, vision and dental benefits for whatever balance of time you or your eligible dependents remain eligible to continue coverage under COBRA. Additionally, you agree that the Company may impute compensation income to you in an amount equal to 102% of the premium cost for such group health coverage if necessary to avoid adverse income tax consequences to you resulting from the application of Section 105(h) of the Internal Revenue Code of 1986, as amended, to Company’s payment of the cost of such group health coverage.

d)	Any outstanding equity-based awards will be treated in accordance with the terms and conditions of the applicable stock incentive plan, award agreement and notice under which such awards were granted.

e)	You shall not be entitled to notice or severance under any policy or plan of the Company (the payments and benefits set forth in this Paragraph being given in lieu thereof) and you waive your participation in and claims under any such policies and plans. For the avoidance of doubt, the foregoing sentence will not have any adverse impact on your right to indemnification and D&O coverage.

7. The payments and other benefits set forth in Paragraph 6 are being offered in consideration for your execution of this Separation Agreement and the Employment Resignation Certificate (and both becoming effective and irrevocable), including a release of all claims against the Company as set forth in Paragraph 8 below and in the Employment Resignation Certificate, and compliance with your covenants and other obligations set forth in Paragraphs 4, 9, 10, or 11 of this Separation Agreement, under Paragraphs 6, 7, 8 or 9 of your Employment Agreement, and under your Confidentiality Agreement, all of which must be satisfied in full in order for the payments and other benefits set forth in Paragraph 6 to be earned. This Separation Agreement and any payments provided hereunder may not be cited as and do not constitute an admission of any wrongdoing by the Company or an admission of any violation of any law or legal obligation with respect to any aspect of your employment with the Company. You agree that, except with respect to the payments and benefits you will receive under this Separation Agreement, you have received all other compensation, benefits, bonuses, leave and notice that you are otherwise entitled to receive to date from the Company.

8. In exchange for the Company’s agreement as stated above, you agree to release and discharge unconditionally the Company and any of its past or present subsidiaries, affiliates, related entities, predecessors, merged entities and parent entities, benefit plans, and all of their respective past and present officers, directors, stockholders, employees, benefit plan administrators and trustees, agents, attorneys, insurers, representatives, affiliates, and all of their respective successors and assigns, from any and all claims, actions, causes of action, demands, obligations, grievances, suits, losses, debts and expenses (including attorneys’ fees and costs), damages, and claims in law or in equity of any nature whatsoever arising from your employment with the Company and your separation from employment or otherwise, whether known or unknown, suspected or unsuspected, you ever had, now have, or shall have against the Company up to and including the day on which you sign this Separation Agreement. Without limiting the generality of the foregoing, the claims you are waiving include, but are not limited to, (a) all claims arising out of or related to any stock options or other compensatory stock awards held by you or granted to you by the Company which are scheduled to vest subsequent to your Separation Date; (b) any claims, demands, and causes of action alleging violations of public policy, or of any federal, state, or local law, statute, regulation, executive order, or ordinance, or of any duties or other obligations of any kind or description arising in law or equity under federal, state, or local law, regulation, ordinance, or public policy having any bearing whatsoever on the terms or conditions of your employment with or by the Company or the termination or resignation of your employment with the Company or any association or transaction with or by the Company; (c) all claims of discrimination or harassment on the basis of sex, race, age, national origin, religion, sexual orientation, disability, veteran status or any other legally protected category, and of retaliation; (d) all claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the ADA Amendments Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Genetic Information Nondiscrimination Act, 42 U.S.C. § 1981, as amended, the New York Human Rights Law, the New York City Human Rights Law, The New York Labor Law, the New York Equal Pay Law, the New York Civil Rights Law, the New York Rights of Persons With Disabilities Law, the New York Equal Rights Law, the New York City Administrative Code, and all other federal, state and local fair employment and anti-discrimination laws, all as amended; (e) all claims under the Worker Adjustment and Retraining Notification Act and similar state and local statutes, all as amended; (f) all claims under the National Labor Relations Act, as amended; (g) all claims under the Family and Medical Leave Act and other federal, state and local leave laws, all as amended; (h) all claims under the Employee Retirement Income Security Act (except with respect to accrued vested benefits under any retirement or 401(k) plan in accordance with the terms of such plan and applicable law); (i) all claims under the Sarbanes-Oxley Act of 2002, the False Claims Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Securities Exchange Act of 1934, the Commodity Exchange Act, the Consumer Financial Protection Act, the American Recovery and Reinvestment Act, the Foreign Corrupt Practices Act, and the EU Competition Law; (j) all claims of whistleblowing and retaliation under federal, state and local laws; (k) all claims under any principle of common law or sounding in tort or contract; (l) all claims concerning any right to reinstatement; and (m) all claims for attorneys’ fees, costs, damages or other relief (monetary, equitable or otherwise) from the Company, whether under federal, state or local law, whether statutory, regulatory or common law, to the fullest extent permitted by law. Further, each of the persons and entities released herein is intended to be a third-party beneficiary of this Separation Agreement. This release of claims does not affect or waive any payments and benefits provided to you under this Separation Agreement that are contingent upon the effectiveness of this release and waiver or otherwise expressly survive termination thereof, any indemnification rights you may have in accordance with Company’s governance instruments or under any director and officer liability insurance maintained by Company with respect to liabilities arising as a result of your service as an officer and employee of Company, any claim for workers’ compensation benefits, unemployment benefits or other legally non-waivable rights or claims; claims that arise after you sign this Separation Agreement; your right to own and exercise any and all Company stock options or other equity awards held by you that are exercisable as of your Separation Date during the applicable period of exercise and in accordance with all other terms of those options and the stock option plans, agreements, and notices under which such options were granted; or your right to enforce the terms of this Separation Agreement. Additionally, nothing in this Separation Agreement waives or limits your right to file a charge with, provide information to or cooperate in any investigation of or proceeding brought by a government agency (though you acknowledge you are not entitled to recover money or other relief with respect to the claims waived in this Separation Agreement).

9. You agree to assist the Company, in connection with any litigation, investigation or other matter involving your tenure as an employee, officer or director of the Company, including, but not limited to, attending meetings with Company representatives and counsel and giving testimony in any legal proceeding involving the Company. The Company will reimburse you for reasonable out-of-pocket expenses incurred in rendering such assistance to the Company (including attorney’s fees incurred in accordance with the applicable provisions of the Company’s Bylaws and Certificate of Incorporation), and will provide such reimbursement no later than ninety (90) days following the Company’s receipt of supporting documentation of your incurrence of these expenses.

10. Pursuant to and as part of your release and discharge of the Company, as set forth herein, you represent, warrant, and agree that you have not filed any claims, charges, complaints, lawsuits, arbitrations or other actions against the Company in any administrative, judicial, arbitral, or other forum, including any charges or complaints against the Company with any federal, state, or local agency charged with the enforcement of any law or any self regulatory organization. Additionally, you agree not to affirmatively encourage or incite any person or entity in litigation against the Company or its affiliates, officers, directors, employees or agents in any manner. This provision does not affect the claims and rights that you have not waived as set forth in Paragraph 8, does not limit any of your rights that are not legally waivable, and does not prohibit your voluntary cooperation with government agency investigations or your response to a valid subpoena for documents or testimony or other lawful process; however, you agree to provide the Company with immediate notice of any such subpoena or process.

11. You agree not to make any disparaging or untruthful remarks or statements about the Company or its products, services, officers, directors, employees, or agents, or issue any communication, written or otherwise, that reflects adversely on or encourages any adverse action against the Company. Nothing in this Separation Agreement, however, prevents you from testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law, court order, or subpoena. In addition, you understand and agree that the terms of this Separation Agreement and the facts and circumstances underlying this Separation Agreement are confidential, and you agree not to disclose to others, including but not limited to any person, organization, business, or media outlet, the terms of this Separation Agreement or the facts and circumstances underlying the Separation Agreement, except as otherwise permitted or required by law, to a government agency in connection with a charge or investigation, in connection with a dispute arising out of this Separation Agreement, or with the written consent of the Company; provided, however, that this Paragraph 11 does not preclude disclosure to your immediate family or for purposes of securing professional financial, tax or legal services, provided further that, prior to making any such disclosure, you will inform any such persons that this confidentiality clause is in effect and that they are also bound by it.

12. You agree that in the event the Employment Resignation Certificate fails to become effective and irrevocable, you breach any of your obligations to the detriment of the Company under Paragraphs 4, 9, 10, or 11 of this Separation Agreement, under Paragraphs 6, 7, 8 or 9 of your Employment Agreement, or under your Confidentiality Agreement, you will not have earned the amounts set forth in Paragraph 6 hereof, and therefore the Company will be entitled to stop making any future payments otherwise payable under Paragraph 6 above which shall immediately terminate upon the occurrence of any such breach, to recover the full amount paid under Paragraph 6 which you shall be obligated to return to the Company, and to obtain all other remedies provided by law or in equity. You further agree to indemnify and hold harmless the Company from and against any and all losses, liabilities, damages, and expenses, including reasonable attorneys’ fees, the Company may incur or suffer arising out of or in connection with any breach of a representation or agreement by you.

13. If any term or clause of this Separation Agreement or the Employment Resignation Certificate should ever be determined to be unenforceable, you and the Company agree that this will not affect the enforceability of any other term or clause of this Separation Agreement or the Employment Resignation Certificate. Further, if any provision of this Separation Agreement or Employment Resignation Certificate is deemed overbroad or unreasonable, such provision shall be enforced to the maximum extent possible under law.

14. Pursuant to the Older Workers Benefit Protection Act of 1990 (“OWBPA”), you are advised: (1) to consult an attorney regarding this Separation Agreement and the Employment Resignation Certificate before executing the Separation Agreement and the Employment Resignation Certificate; (2) that you are waiving rights or claims which may be waived by law in exchange for consideration which is not otherwise due to you; (3) that rights or claims, including those arising under the Age Discrimination in Employment Act of 1967 (ADEA), that may arise after the date this Separation Agreement is executed are not waived; (4) that you have twenty-one (21) days from the date you received this Separation Agreement, in which to sign and return the Separation Agreement, although you may, at your discretion, knowingly and voluntarily, sign and return the Separation Agreement at any earlier time; (5) that you have seven (7) days from your Separation Date in which to sign and return the Employment

Resignation Certificate, although you may, at your discretion, knowingly and voluntarily, sign and return the Employment Resignation Certificate at any earlier time that is on or after your Separation Date (6) that any modification of this Separation Agreement or the Employment Resignation Certificate does not restart the relevant consideration period; (7) that at any time within seven (7) days after executing this Separation Agreement, you may revoke the Separation Agreement; (8) that this Separation Agreement is not enforceable until the revocation period has passed without a revocation; (9) that at any time within seven (7) days after executing the Employment Resignation Certificate, you may revoke such certificate; and (10) that the Employment Resignation Certificate is not enforceable until the revocation period has passed without a revocation. You acknowledge that by signing this Separation Agreement, you are giving up claims and rights under the Age Discrimination in Employment Act of 1967 as amended, as described above.

To revoke, you must send a written statement of revocation delivered by certified mail to AOL Inc., Attn: Gillian Pon, 22000 AOL Way, Dulles, VA 20166. The revocation must be received no later than 5:00 p.m. on the seventh (7th) day following your execution of this Separation Agreement. If you do not so revoke, the eighth (8th) day following your acceptance will be the “Effective Date” of this Separation Agreement. If you have not returned the executed Separation Agreement within the time permitted, then the Company’s offer and obligation to provide separation payments and benefits will expire by its own terms at the conclusion of the time permitted.

15. This letter is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code. Any provision that would cause this Agreement or any payment hereof to fail to satisfy Section 409A of the Code shall have no force or effect until amended to the minimum extent required to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this letter providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this letter, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service. Notwithstanding anything herein to the contrary, if at the time of your termination of employment with the Company you are a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then such payments or benefits shall commence to be made (without any reduction in such payments or benefits ultimately paid or provided to you) on the second regularly scheduled payroll date following the six-month anniversary of your termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) (the “Delayed Commencement Date”). Any installment payments that are delayed pursuant to the preceding sentence shall be accumulated and paid in a lump sum on the Delayed Commencement Date, and the remaining installment payments shall begin on such Delayed Commencement Date in accordance with the schedule provided in Paragraph 6. As a general rule, the term “specified employee” only includes the top fifty (50) most highly compensated employees of the Company. Furthermore, if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this letter constitute “deferred compensation” under Code Section 409A (after taking into account all exclusions applicable to such payments or benefits under Section 409A), any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this letter (including each installment payment) shall be designated as a “separate payment” within the meaning of Section 409A of the Code. The Company shall consult with you in good faith regarding the implementation of the provisions of this section; provided that neither the Company nor any of its employees or representatives shall have any liability to you with respect thereto.

16. Except as expressly provided herein, this Separation Agreement will not by implication or otherwise limit, impair, reduce, eliminate or constitute a waiver of, or otherwise affect the rights and remedies of Company pursuant to the terms of the Employment Agreement and Confidentiality Agreement, and will not alter, modify, amend or in any way affect any terms, conditions, obligations and covenants or agreements contained in the Employment Agreement or Confidentiality Agreement, all of which shall continue in full force and effect except to the extent modified herein.

17. This Separation Agreement contains the entire agreement between you and the Company, and it supersedes and cancels any and all prior and contemporaneous written and oral agreements, arrangements, or representations concerning the subject matter hereof between you and the Company, except to the extent of continuing obligations or responsibilities with respect to your Employment Agreement and Confidentiality Agreement. You affirm that, in entering into this Separation Agreement you are not relying upon any oral or written promise or statement made by anyone at any time on behalf of the Company

18. This Separation Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in New York without regard to the principles of conflicts of law. You further consent to personal jurisdiction in the state and federal courts of the State of New York, which you agree shall be the exclusive forum, in any proceeding concerning this Separation Agreement.

To accept the Separation Agreement, you must sign below on or after your Transition Date and return one entire copy to AOL Inc., Attn: Gillian Pon, 22000 AOL Way, Dulles, VA 20166. (An extra copy for your files is enclosed.)

Sincerely,

/s/ John Reid-Dodick
John Reid-Dodick
Chief People Officer
AOL Inc.

By signing this Separation Agreement, I acknowledge that: I have had the opportunity to review this Separation Agreement and the Employment Resignation Certificate carefully with legal or other personal advisors of my own choice; I understand that by signing this Separation Agreement I am releasing the Company of all claims against it; I have read this Separation Agreement and the Employment Resignation Certificate and understand their terms; I have been given a reasonable period of time to consider its terms and effect and to ask any questions I may have; I voluntarily agree to the terms of this Separation Agreement.

AGREED AND ACCEPTED:

/s/ Edward B. Brody	4/30/13
Edward B. Brody	Date

APPENDIX A

EMPLOYMENT RESIGNATION CERTIFICATE

I entered into a Separation Agreement with AOL Inc. (together with its subsidiaries, merged entities and affiliates, and its and their respective predecessor and successor entities, “AOL” or “the Company”) dated             , 2013 (the “Separation Agreement”).

I hereby acknowledge that:

(1) A blank copy of this Employment Resignation Certificate (“Certificate”) was attached as an Appendix to the Separation Agreement when it was given to me for review. I have had more time to consider signing this Certificate than the ample time I was given to consider signing the Separation Agreement, and in any event more than 21 days have elapsed from the date that I received this Certificate. I may revoke this Certificate within seven (7) days after I sign it in the manner as set forth in Paragraph 14 of the Separation Agreement. I understand that I am giving up claims and rights under the Age Discrimination in Employment Act of 1967 as amended, and as described in the Separation Agreement. Additionally, I understand that the Certificate is not enforceable until the revocation period has passed without revocation. If this 7-day period expires without revocation, I understand that this Certificate will become final and effective on the eighth day following the date I sign this Certificate, which day will be the “Effective Date” of this Certificate. I was advised to discuss the Separation Agreement, including this Certificate, with an attorney before executing either document.

(2) I am not permitted to sign this Certificate until after my Separation Date.

(3) The benefits payable under Paragraph 6 of the Separation Agreement are only payable to me if I sign this Certificate and do not revoke it within seven (7) days after I sign it and that it becomes effective and irrevocable prior to the sixtieth (60th) day following my Separation Date.

(4) I resigned my employment with the Company and my employment terminated before I signed this Certificate and, in exchange for receiving benefits payable under Paragraph 6 of the Separation Agreement, I hereby agree that this Certificate will be a part of my Separation Agreement and that my Separation Agreement, including without limit, the release of claims set forth in Paragraph 8 of the Separation Agreement, will be construed and applied as if I signed it on the day I signed this Certificate. This extends my commitments, covenants and other obligations under the Separation Agreement and the release of claims under the Separation Agreement to any claims that arose during the remainder of my employment through my Separation Date.

(5) I agree to release and discharge unconditionally the Company and any of its past or present subsidiaries, affiliates, related entities, predecessors, merged entities and parent entities, benefit plans, and all of their respective past and present officers, directors, stockholders, employees, benefit plan administrators and trustees, agents, attorneys, insurers, representatives, affiliates, and all of their respective successors and assigns, from any and all claims, actions, causes of action, demands, obligations, grievances, suits, losses, debts and expenses (including attorneys’ fees and costs), damages, and claims in law or in equity of any nature whatsoever arising from your employment with the Company and your separation from employment or otherwise, whether known or unknown, suspected or unsuspected, I ever had, now have, or shall have against the Company up to and including the day on which I sign this Certificate. Without limiting the generality of the foregoing, the claims I am waiving include, but are not limited to, (a) all claims arising out of or related to any stock options or other compensatory stock awards held by me or granted to me by the Company which are scheduled to vest subsequent to my Separation Date; (b) any claims, demands, and causes of action alleging violations of public policy, or of any federal, state, or local law, statute, regulation, executive order, or ordinance, or of any duties or other obligations of any kind or description arising in law or equity under federal, state, or local law, regulation, ordinance, or public policy having any bearing whatsoever on the terms or conditions of my employment with or by the Company or the termination or resignation of my employment with the Company or any association or transaction with or by the Company; (c) all claims of discrimination or harassment on the basis of sex, race, age, national origin, religion, sexual orientation, disability, veteran status or any other legally protected category, and of retaliation; (d) all claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the ADA Amendments Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Genetic Information Nondiscrimination Act, 42 U.S.C. § 1981, as amended, the New York Human Rights Law, the New York City Human Rights Law, The New York Labor Law, the New York Equal Pay Law, the New York Civil Rights Law, the New York Rights of Persons With Disabilities Law, the New York Equal Rights Law, the New York City Administrative Code, and all other federal, state and local fair employment and anti-discrimination laws, all as amended; (e) all claims under the Worker Adjustment and Retraining Notification Act and similar state and local statutes, all as amended; (f) all claims under the National Labor Relations Act, as amended; (g) all claims under the Family and Medical Leave Act and other federal, state and local leave laws, all as amended; (h) all claims under the Employee Retirement Income Security Act (except with respect to accrued vested benefits under any retirement or 401(k) plan in accordance with the terms of such plan and applicable law); (i) all claims under the Sarbanes-Oxley Act of 2002, the False Claims Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Securities Exchange Act of 1934, the Commodity Exchange Act, the Consumer Financial Protection Act, the American Recovery and Reinvestment Act, the Foreign Corrupt Practices Act, and the EU Competition Law; (j) all claims of whistleblowing and retaliation under federal, state and local laws; (k) all claims under any principle of common law or sounding in tort or contract; (l) all claims concerning any right to reinstatement; and (m) all claims for attorneys’ fees, costs, damages or other relief (monetary, equitable or otherwise) from the Company, whether under federal, state or local law, whether statutory, regulatory or common law, to the fullest extent permitted by law. Further, each of the persons and entities released herein is intended to be a third-party beneficiary of this Certificate. This release of claims does not affect or waive any payments and benefits provided to you under this Separation Agreement that are contingent upon the effectiveness of this release and waiver or otherwise expressly survive termination thereof, any indemnification rights you may have in accordance with Company’s governance instruments or under any director and officer liability insurance maintained by Company with respect to liabilities arising as a result of your service as an officer and employee of Company, any claim for workers’ compensation benefits, unemployment benefits or other legally non-waivable rights or claims; claims that arise after I sign this Certificate; my right to own and exercise any and all Company stock options or other equity awards held by me that are exercisable as of my Separation Date during the applicable period of exercise and in accordance with all other terms of those options and the stock option plans, agreements, and notices under which such options were granted; or my right to enforce the terms of the Separation Agreement. Additionally, nothing in this Certificate waives or limits my right to file a charge with, provide information to or cooperate in any investigation of or proceeding brought by a government agency (though I acknowledge I am not entitled to recover money or other relief with respect to the claims waived in the Separation Agreement or this Certificate).

(6) I have returned all Company confidential or proprietary information in my possession and I took all reasonable steps to protect the confidentiality of such Company information during my employment.

(7) I hereby resign any and all positions that I hold with the Company, including without limitation, as an officer and/or director of AOL Inc. and from each of its direct and indirect subsidiaries and/or affiliates to the extent that such relationship remains in effect on this date.

(8) I agree that except with respect to any payments and benefits that I remain entitled to receive under my Separation Agreement with the Company, I have received all other compensation, benefits, bonuses, leave and notice that I am otherwise entitled to receive from the Company.

By signing this Certificate, I acknowledge that: I have had the opportunity to review the Separation Agreement and Certificate carefully with legal or other personal advisors of my own choice; I understand that by signing this Certificate I am releasing the Company of all claims against it; I have read both the Separation Agreement and Certificate and understand their terms; I have been given a reasonable period of time to consider the terms and effect and to ask any questions I may have; I voluntarily agree to the terms of this Certificate.

AGREED AND ACCEPTED:

Edward B. Brody	Date

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